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                         CERTIFICATE OF DESIGNATION OF
                      RIGHTS AND PREFERENCES OF SERIES A
                          CONVERTIBLE PREFERRED STOCK
                                      OF
                                EC POWER, INC.
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                        Pursuant to Section 151 of the
               General Corporation Law of the State of Delaware

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     EC POWER, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), DOES HEREBY CERTIFY that pursuant to the authority contained in its Certificate of Incorporation, as amended, and in accordance with the provisions of the General Corporation Law of the State of Delaware, the Company's Board of Directors has duly adopted the following resolution creating a series of the class of its authorized Preferred Stock, designated as Series A Convertible Preferred Stock:

     RESOLVED, that pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, a class of the preferred stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions thereof shall be as follows:

     DESIGNATION AND AMOUNT. The shares of the class of preferred stock shall be designated as "Series A Convertible Preferred Stock", and the number of shares constituting such class shall be 4,000,000. The par value of such class shall be $.01 per share. Such class shall be referred to herein as the "Series A Stock".

     POWERS, PREFERENCES, RIGHTS, ETC. The voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions of the Series A Stock shall be as follows:

          (a) DIVIDENDS. The holders of Series A Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of $0.0135 per share, and no more. All dividends shall be fully cumulative and shall accrue, whether or not declared, without interest, from December 31 in the calendar year in which due. No dividend or distribution in cash or other property shall be declared or paid or set apart for payment on the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock") while there are any accrued but unpaid dividends on the Series A Stock.

          (b) LIQUIDATION RIGHTS. In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Series A Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other stock ranking junior to the Series A Stock as to liquidation, a liquidating distribution in an amount equal to the sum of (a) $0.27 per share, and (b) an amount equal to all accrued but unpaid dividends thereon to the date fixed for liquidation.

          If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Stock or any other shares of stock of the Corporation ranking as to any such distribution as pari passu with the Series A Stock are not paid in full, the holders of the Series A Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

          After the payment of all preferential amounts to be paid to the holders of Series A Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

          (c) VOTING RIGHTS. Each share of Series A Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock into which each share of Series A Stock is then convertible, and each such holder shall be entitled to vote on all matters as to which holders of the Corporation's Common Stock shall be entitled to vote in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of the Series A Stock as one class. In all cases where the holders of the Series A Stock have the right to vote separately as a class, in addition to the voting rights described above, all such holders shall be entitled to one vote for each such share held by them.

          (d)  CONVERSION RIGHTS.

               (i) Optional Conversion. At any time, the holders of Series A Stock will be entitled to convert each share of Series A Stock into one fully paid and non-assessable share of Common Stock, subject to adjustment for (a) any stock splits, stock dividends, reverse stock splits, recapitalizations, distributions (other than normal cash dividends and other similar transactions), and (b) any issuance of Common Stock, rights or any other equity securities at prices, or with exercise or conversion rates, below the common share equivalent of the price paid for the Series A Stock. The conversion right shall be adjusted pursuant to (b) so that the common share equivalent of the price paid for the Series A Stock equals the common share equivalent of the price paid for any new issuance, or the exercise price or conversion rate, as the case may be. There shall be no adjustment for the issuance of shares of Common Stock (a) pursuant to the grant of employee stock options pursuant to an employee stock plan duly adopted by the Board of Directors, and (b) as compensation for services rendered to the Corporation by directors.

               (ii) Merger, etc. In the event of a merger or consolidation of the Corporation with another corporation, a reorganization, or sale of all or substantially all of the Corporation's assets that is effectuated in such a way that holders of Common Stock are entitled to receive stock, securities or assets (including, without limitation, cash) with respect to or in exchange for Common Stock, then holders of the outstanding Series A Stock, from such point thereafter, shall have the right to convert such Series A Stock into the kind and amount of stock, securities and assets received by a holder of the equivalent number of shares of Common Stock into which the Series A Stock may have been converted immediately prior to such transaction. In the event of such a transaction, no subsequent adjustment of the current conversion price will be made.

              (iii) Mandatory Conversion. Each share of Series A Stock shall be automatically converted into one fully paid and non-assessable share of Common Stock, subject to adjustment as described under paragraph (d)(i) above, immediately prior to the closing of any underwritten public offering of the Corporation's Common Stock or any rights, warrants or options (collectively, "Rights") to purchase such stock or securities convertible thereinto or exchangeable therefor ("Convertible Shares") pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock, Rights or Convertible Shares (a "Conversion Event").

               (iv) Accrued But Unpaid Dividends. Upon conversion of any shares of Series A Stock, the holder of such shares shall also be entitled to receive that number of shares of Common Stock equal to the quotient of (a) all accrued and unpaid dividends payable with respect to such shares up to and including the date of conversion thereof, divided by (b) the common share equivalent price then in effect for calculating the conversion ratio of a share of Series A Stock.

               (v) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay to such holder in cash or by check an amount equal to the value of such fractional share.

               (vi) Procedure Upon Optional Conversion. In order for a holder of Series A Stock to convert shares of Series A Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Stock at the principal office of the Corporation or the Corporation's transfer agent, together with written notice that such holder elects to convert all or any number of shares of the Series A Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates by the Corporation or the transfer agent shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to such holder of Series A Stock, or to his or its nominee, a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled and a check or cash with respect to any fractional interest in a share of Common Stock. The holder in whose name the certificate or certificates for Common Stock are to be issued shall be considered to have become a holder of record of such Common Stock on the applicable Conversion Date.

              (vii) Procedure Upon Mandatory Conversion. Upon the occurrence of a Conversion Event, the outstanding shares of Series A Stock shall be converted automatically without any further action by the holders of such shares and regardless of whether certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of Series A Stock are surrendered to the Corporation or the Corporation's transfer agent. As promptly as possible after the Conversion Date (and after the surrender of the certificate or certificates representing shares of the Series A Stock to the Corporation or the Corporation's transfer agent), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of full shares of Common Stock to which such holder shall be entitled and a check or cash with respect to any fractional interest in a share of Common Stock. The holder in whose name the certificate or certificates for Common Stock are to be issued shall be considered to have become a holder of record of such Common Stock on the applicable Conversion Date.

             (viii) Effect of Conversion. All shares of Series A Stock which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Stock so converted shall be retired and canceled and shall not be issued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Stock accordingly.

          AMENDMENTS. The Corporation may alter or change the designations, preferences and relative, participating, optional or other special rights of the Series A Stock with the affirmative vote or written consent as a class of the holders of at least a majority of the shares of Series A Stock then outstanding, unless the consent or approval of a greater number of shares shall then be required by law. Notwithstanding the foregoing, the Corporation may, at any time or from time to time, authorize the issuance, or issue, additional shares of Series A Stock or shares of any series or class of stock ranking senior to, or on a parity with, the Series A Stock as to dividends, rights upon liquidation or redemption or voting rights without the consent of the holders of the Series A Stock.

          IN WITNESS WHEREOF, said EC POWER, INC., has caused this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested by its Secretary and has caused its corporate seal to be affixed hereto, this 15th day of September, 1999.

                                   EC POWER, INC.
Attest


----------------------------       By: --------------------------------
Secretary                              Michel Morin, Chief Executive Officer

[Corporate Seal]